EXHIBIT NO. 2

               STOCK PURCHASE AGREEMENT

                      dated as of

                     May 23, 1996

                        between

                GEC-MARCONI ELECTRONIC
                  SYSTEMS CORPORATION

                          and

             ESCO ELECTRONICS CORPORATION

           relating to the purchase and sale

                          of

               100% of the Common Stock

                          of

                HAZELTINE CORPORATION


                   TABLE OF CONTENTS


                                                   Page



                       ARTICLE 1

                      DEFINITIONS

     1.1  Definitions . . . . . . . . . . . . . . .   1


                       ARTICLE 2

                   PURCHASE AND SALE

     2.1  Purchase and Sale . . . . . . . . . . . .   4
     2.2  Closing . . . . . . . . . . . . . . . . .   4
     2.3  Closing Balance Sheet . . . . . . . . . .   4
     2.4  Adjustment of Purchase Price. . . . . . .   6


                       ARTICLE 3

       REPRESENTATIONS AND WARRANTIES OF SELLER

     3.1  Corporate Existence and Power . . . . . .   7
     3.2  Corporate Authorization . . . . . . . . .   7
     3.3  Governmental Authorization. . . . . . . .   8
     3.4  Non-Contravention . . . . . . . . . . . .   8
     3.5  Capitalization. . . . . . . . . . . . . .   8
     3.6  Ownership of Shares; Subsidiaries . . . .   8
     3.7  Financial Statements. . . . . . . . . . .   9
     3.8  Absence of Certain Changes. . . . . . . .   9
     3.9  No Undisclosed Material Liabilities . . .  11
     3.10  Material Contracts . . . . . . . . . . .  11
     3.11  Government Contracts . . . . . . . . . .  13
     3.12  Litigation . . . . . . . . . . . . . . .  16
     3.13  Compliance with Laws and Court Orders;
          No Material Defaults. . . . . . . . . . .  16
     3.14  Properties . . . . . . . . . . . . . . .  16
     3.15  Intellectual Property. . . . . . . . . .  17
     3.16  Finders Fees. . . . . . . . . . . . . .  17
     3.17  Environmental Matters. . . . . . . . . .  17
     3.18  Employee Benefit Plans.. . . . . . . . .  18


                       ARTICLE 4

        REPRESENTATIONS AND WARRANTIES OF BUYER

     4.1  Corporate Existence and Power . . . . . .  21
     4.2  Corporate Authorization . . . . . . . . .  21
     4.3  Governmental Authorization. . . . . . . .  21
     4.4  Non-Contravention . . . . . . . . . . . .  21
     4.5  Financing . . . . . . . . . . . . . . . .  21
     4.6  Litigation. . . . . . . . . . . . . . . .  21
     4.7  Finders Fees . . . . . . . . . . . . . .  22


                       ARTICLE 5

                  COVENANTS OF SELLER

     5.1  Conduct of the Company. . . . . . . . . .  22
     5.2  Access to Information Prior to Closing. .  22
     5.3  Notices of Certain Events . . . . . . . .  23
     5.4  Resignations. . . . . . . . . . . . . . .  23
     5.5  Noncompetition. . . . . . . . . . . . . .  23
     5.6  Records . . . . . . . . . . . . . . . . .  24
     5.7  Insurance . . . . . . . . . . . . . . . .  24
     5.8  Assignment of Confidentiality
          Agreements. . . . . . . . . . . . . . . .  25
     5.9  Other Transactions. . . . . . . . . . . .  25
     5.10  Certain Licenses and Permits . . . . . .  25
     5.11  Confidentiality. . . . . . . . . . . . .  25
     5.12  Transferred Assets . . . . . . . . . . .  25
     5.13  Retained Liabilities . . . . . . . . . .  25
     5.14  Employee Benefits Information. . . . . .  27
     5.15  Bank Lien. . . . . . . . . . . . . . . .  27

                       ARTICLE 6

                  COVENANTS OF BUYER

     6.1  Access After Closing. . . . . . . . . . .  27
     6.2  Plans Following the Closing . . . . . . .  28
     6.3  Confidentiality Agreement . . . . . . . .  29
     6.4  Seller Guarantees and Letters of Credit .  29


                       ARTICLE 7

             COVENANTS OF BUYER AND SELLER

     7.1  Further Efforts . . . . . . . . . . . . .  30
     7.2  Certain Filings . . . . . . . . . . . . .  30
     7.3  Public Announcements. . . . . . . . . . .  30
     7.4  Trademarks; Tradenames. . . . . . . . . .  30
     7.5  Intercompany Arrangements . . . . . . . .  31
     7.6  Exon-Florio . . . . . . . . . . . . . . .  31


                       ARTICLE 8

                      TAX MATTERS

     8.1  Definitions.. . . . . . . . . . . . . . .  32
     8.2  Tax Representations.. . . . . . . . . . .  33
     8.3  Tax Covenants . . . . . . . . . . . . . .  35
     8.4  Termination of Existing Tax Sharing
          Agreements. . . . . . . . . . . . . . . .  36
     8.5  Cooperation on Tax Matters. . . . . . . .  37
     8.6  Indemnification by Seller.. . . . . . . .  37
     8.7  Contests. . . . . . . . . . . . . . . . .  39
     8.8  Survival. . . . . . . . . . . . . . . . .  40


                       ARTICLE 9

                 CONDITIONS TO CLOSING

     9.1  Conditions to Obligations of Buyer and
          Seller. . . . . . . . . . . . . . . . . .  41
     9.2  Conditions to Obligation of Buyer . . . .  41
     9.3  Conditions to Obligation of Seller. . . .  41


                      ARTICLE 10

               SURVIVAL; INDEMNIFICATION

     10.1  Survival . . . . . . . . . . . . . . . .  42
     10.2  Indemnification. . . . . . . . . . . . .  42
     10.3  Environmental Indemnification. . . . . .  45


                      ARTICLE 11

                      TERMINATION

     11.1  Grounds for Termination. . . . . . . . .  48
     11.2  Effect of Termination. . . . . . . . . .  48


                      ARTICLE 12

                     MISCELLANEOUS

     12.1  Notices. . . . . . . . . . . . . . . . .  49
     12.2  Amendments and Waivers . . . . . . . . .  50
     12.3  Expenses . . . . . . . . . . . . . . . .  50
     12.4  Successors and Assigns . . . . . . . . .  50
     12.5  Governing Law. . . . . . . . . . . . . .  50
     12.6  Counterparts; Third Party
          Beneficiaries . . . . . . . . . . . . . .  50
     12.7  Entire Agreement . . . . . . . . . . . .  50
     12.8  Jurisdiction . . . . . . . . . . . . . .  51
     12.9  Severability . . . . . . . . . . . . . .  51



               STOCK PURCHASE AGREEMENT



       AGREEMENT dated as of May 23, 1996 between GEC-
Marconi Electronic Systems Corporation, a Delaware corporation (Buyer), and ESCO Electronics Corporation, a Missouri corporation (Seller).

       The parties hereto agree as follows:


                       ARTICLE 1

                      DEFINITIONS

          1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

          Affiliate means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that the Company or any of its Subsidiaries shall not be considered an Affiliate of Seller.

          Balance Sheet means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1996.

          Balance Sheet Date means March 31, 1996.

          Closing Date means the date of the Closing.


          Common Stock means the common stock, no par value, of the Company.

          Company means Hazeltine Corporation, a
Delaware corporation.

          "Disclosure Schedule" means that certain
schedule identified as such and delivered by the Seller to the Buyer pursuant hereto prior to the date hereof.

          HSR Act means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          Intellectual Property Right means any
trademark, service mark, trade name, copyright or patent
(including any registrations or applications for registration of any of the foregoing).

          "Intentional Misrepresentation" means, with respect to any representation or warranty of Seller contained in this Agreement, a breach as to which (a) the Seller had knowledge, at the close of business on the last business day prior to (i) the execution and delivery of this Agreement or (ii) the Closing, as the case may be, of matters required to be disclosed pursuant to such representation or warranty and (b) such knowledge would, at such time and under the circumstances at such time, have led a reasonable person to conclude that the failure to disclose such matters was a breach of such representation or warranty.

          "knowledge" means actual knowledge (i.e., the conscious awareness of facts or other information), without undertaking any investigation, and not constructive knowledge. The words "know", "knowing" and "known" shall be construed accordingly, In the case of the Seller, knowledge means the knowledge of the Chief
Executive Officer, Chief Financial Officer, General
Counsel and Vice President Human Resources of Seller, and
President, Vice President Financial Planning, General
Counsel, Vice President Human Resources, Vice President
Finance, Vice President Operations - Quality, Senior Vice
President IFF Products, Executive Vice President
Engineering and Technology and Vice President Business
Development of the Company.

          Lien means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          Material Adverse Effect means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company;
provided that (i) changes that affect the defense industry generally (ii) changes in general economic conditions and (iii) changes resulting from the transactions contemplated by this Agreement or the announcement thereof shall not be considered in determining whether there has been a Material Adverse
Effect.

          Person means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          Shares means all of the outstanding shares of Common Stock.

          "Subsidiary" means any entity of which
securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

          (b) Each of the following terms is defined in the Section set forth opposite such term:


          Term                                    Section
          Accounting Principles                   3.7
          Base Stockholders Equity               2.4
          Benefit Arrangement                     3.18
          Bid                                     3.11
          Business                                5.5
          Buyer Indemnified Parties               10.2
          Closing                                 2.2
          Closing Balance Sheet                   2.3
          Closing Stockholders Equity            2.3
          Code                                    8.1
          Combined State Tax                      8.1
          Company Intellectual Property Rights    3.15
          Company Securities                      3.5
          Confidentiality Agreement               6.3
          Credit Agreement                        3.4
          Employee Plan                           3.18
          Environmental Laws                      3.17
          ERISA                                   3.18
          ERISA Affiliate                         3.18
          Exon-Florio Provision                   4.3
          Federal Taxes                           8.1
          Final Determination                     8.1
          Final Stockholders Equity              2.4
          Government Contract                     3.11
          Industrial Development Revenue Bond     2.2
          Multiemployer Plan                      3.18
          Noncompete Consideration                5.5
          PBGC                                    3.18
          Post-Closing Tax Period                 8.1
          Pre-Closing Tax Period                  8.1
          Purchase Price                          2.1
          Retained Liabilities                    5.13
          Returns                                 8.1
          Seller Group                            8.1
          Seller Trademarks and Tradenames        7.4
          Tax                                     8.1
          Tax Asset                               8.1
          Tax Basket                              8.1
          Title IV Plan                           3.18
          U.S. Government                         3.11
          1995 Balance Sheet                      2.3


                            ARTICLE 2

                        PURCHASE AND SALE

          2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Shares at the Closing. The purchase price for the Shares (the Purchase Price) is $109,000,000 in cash. The Purchase Price shall be paid as provided in Section 2.2, subject to adjustment as provided in
Section 2.4.

          2.2 Closing. The closing (the Closing) of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York or at such other place as the parties agree, as soon as possible, but in no event later than 10 business days, after satisfaction of the conditions set forth in Article 9, or at such other time or place as Buyer and Seller may agree. At the Closing:

          (a)  Buyer shall deliver to Seller:

          (i) $109,000,000 in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount) and

          (ii) the Noncompete Consideration in immediately available funds by wire transfer to such account of Seller.

          (b)   Seller shall deliver to Buyer (or its nominee):

          (i)   certificates for the Shares duly endorsed or
accompanied by stock powers                       duly endorsed in
blank in proper form for transfer, with appropriate transfer
stamps, if                                        any, affixed and

          (ii) the $4 million 1991 Taxable Industrial Revenue Bond (Hazeltine Corporation Facility) issued by Suffolk County
     Industrial Development Agency (Industrial Development Revenue
     Bond).

          2.3 Closing Balance Sheet. (a) As promptly as practicable, but no later than 45 days, after the Closing Date, Buyer and Seller will cause the Company to prepare and deliver to Buyer and Seller the Closing Balance Sheet, together with a certificate of the President and Chief Financial Officer of the Company to the effect that the Closing Balance Sheet complies with the requirements of (i) and (ii) of the second following sentence and setting forth the Company's calculation of Closing Stockholders Equity. Buyer and Seller (and their accountants and representatives) shall have the right to consult with the Company in relation to, and participate in, the preparation of the Closing Balance Sheet. The Closing Balance Sheet (Closing Balance
Sheet) shall (i) fairly present, in all material respects, the financial position of the Company as of the close of business on the Closing Date in accordance with the Accounting Principles applied on a basis consistent with those used in the preparation of the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1995 ("1995 Balance Sheet") and (ii) shall include line items substantially consistent with those in the 1995 Balance Sheet, provided that, without duplication:

     (A) liabilities for Retained Liabilities (including liabilities relating to the Varian matter) and deferred Taxes, current Federal Taxes, current Combined State Taxes and management reserves reflected in the tax liability account shall be eliminated, which will increase Closing Stockholder's Equity;

     (B)  assets retained by Seller pursuant to Section 5.12
          (including assets related to the Varian matter) and deferred Tax assets shall be eliminated, which will reduce Closing Stockholder's Equity;

     (C)  the transactions contemplated by Sections 2.2(b)(ii)
          (which will be treated as if the debt had been cancelled and contributed to Closing Stockholder's Equity), 7.5(c)(i) and 7.5(d) shall have been given effect to, which will increase Closing Stockholder's Equity;

     (D) the transactions contemplated by Sections 7.5(a) and 7.5(c)(ii) shall have been given effect to, which will reduce Closing Stockholder's Equity;

     (E) assets classified as property, plant and equipment acquired since the Balance Sheet Date in excess of the Company's planned capital expenditures set forth in
          Schedule 2.3 (except to the extent Buyer has agreed to such expenditures) shall be excluded;

     (F) overdrafts (i.e. cash float reflected as a negative on the cash line) shall be reclassified to accounts payable (which shall increase accounts payable); and cash (reflected as a positive on the cash line) shall be reclassified to intercompany operating debt (which shall reduce intercompany operating debt) and eliminated pursuant to Section 2.3(a)(ii)(C) (the parties recognize that there was a different treatment of these items in arriving at Base Stockholder's Equity); and

     (G) liability for the Wysocki worker's compensation matter shall be reflected on the Closing Balance Sheet to the extent required by generally accepted accounting principles.

Closing Stockholders Equity means the stockholders equity of the Company as shown on the Closing Balance Sheet, excluding the effect of any act, event or transaction on the Closing Date after the Closing not in the ordinary course of business of the Company.

          (b) Within 30 days after delivery of the documents referred to in Section 2.3(a), either Seller or Buyer (or both) may deliver a notice to the other party indicating that such party disagrees with the Company's calculation of Closing Stockholder's Equity and setting forth such party's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which such party disagrees and the basis for such disagreement, and such party shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the Company's calculation of Closing Stockholders Equity.

          (c) If a notice of disagreement shall be delivered pursuant to Section 2.3, Seller and Buyer shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Stockholders Equity. If, during such period (or any mutual extension), Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause an independent firm of accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller), promptly to review this Agreement and to arbitrate the disputed items or amounts described in the notice of disagreement for the purpose of calculating Closing Stockholders Equity. In making such calculation, such independent firm of accountants shall consider only those items or amounts in the Closing Balance Sheet or the Companys calculation of Closing Stockholders Equity as to which either party has described in the notice of disagreement. Such independent firm of accountants shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Seller and Buyer and shall constitute an arbitral award upon which judgment may be entered in any court having jurisdiction thereof. The cost of such review and report shall be borne equally by Seller and Buyer.

          (d) Seller and Buyer agree that they will, and agree to cause the Company to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Stockholders Equity and in the conduct of the reviews referred to in this Section, including without limitation, the making available to the extent reasonably requested of books, records, work papers and personnel.

          2.4 Adjustment of Purchase Price. (a) If Base Stockholders Equity exceeds Final Stockholders Equity, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.4(b), the amount of such excess. If Final Stockholders Equity exceeds Base Stockholders Equity, the Company shall pay to Seller, as an adjustment to the Purchase Price (and Buyer agrees to cause the Company to make such payment), in the manner and with interest as provided in Section 2.4(b), an amount equal to the excess of Final Stockholder's Equity over Base Stockholder's Equity. Base Stockholders Equity means $50,012,000 and is derived from the pro forma balance sheet of the Company set forth on the Disclosure Schedule. Final Stockholders Equity means the Closing
Stockholders Equity (i) as shown in the Companys calculation delivered pursuant to Section 2.3(a) no notice of disagreement is delivered pursuant to Section 2.3(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.3(c) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 2.3(c); provided that, in no event shall Final Stockholders Equity be less than the lesser of the Company's calculation of Closing Stockholders Equity delivered pursuant to
Section 2.3(a) and Buyer's calculation of Closing Stockholder's Equity delivered pursuant to Section 2.3(b), if any, or more than the greater of the Company's calculation of the Closing Stockholder's Equity delivered pursuant to Section 2.3(a) and Sellers calculation of Closing Stockholders Equity delivered pursuant to Section 2.3(b), if any.

          (b) Any payment pursuant to Section 2.4(a) shall be made at a mutually convenient time and place, within 5 days after the Final Stockholders Equity has been determined by delivery by the Company or Seller, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payment to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 8%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.


                            ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:


  Corporate Existence and Power. Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller and the Company as currently in effect. The stock certificate and transfer books and the minute books of each of the Company and its Subsidiaries (which have been made available for inspection by Buyer prior to the date hereof) are true and complete in all material respects.

          3.2 Corporate Authorization. The execution, delivery and performance by Seller of this Agreement are within Sellers corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller.

          3.3 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official other than (i) compliance with any applicable requirements of the HSR Act; (ii) any necessary approvals of the U.S. Government (including, without limitation, the Department of Defense) relating to Government Contracts or other approvals set forth in the Disclosure Schedule; and (iii) any such matters (excluding approvals of the U.S. Government) as would not, individually or in the aggregate, have a Material Adverse Effect.

          3.4 Non-Contravention. The execution, delivery and performance by Seller of this Agreement do not violate (i) the certificate of incorporation or bylaws of Seller or the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) except for the consent of the banks pursuant to the credit agreement dated as of September 23, 1990 (as amended) among Seller, Defense Holding Corp., the banks listed therein and Morgan Guaranty Trust Company of New York, as agent ("Credit Agreement") and any consents required in connection with the transfer of the Industrial Development Revenue Bond and assuming compliance with the matters referred to in Section 3.3, require any consent or other action by any Person under, constitute a default (with or without notice, lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Company or to a loss of any benefit to which Seller or the Company is entitled under, any Government Contract or Bid, any other agreement or other instrument or commitment binding upon Seller or the Company or any governmental license, authorization, permit, consent or approval held by the Company, or (iv) result in the creation or imposition of any Lien on any asset of the Company except as disclosed in the Disclosure Schedule and except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect.

          3.5 Capitalization. (a) The authorized capital stock of the Company consists of 3,000 shares of Common Stock. There are outstanding 100 shares of Common Stock, constituting the Shares, and there are no other shares of capital stock of the Company outstanding or commitments for the issue of additional shares.

          (b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.5, there are no outstanding shares of capital stock or voting securities of the Company or obligations of the Company to issue any such stock or voting securities (collectively the Company Securities). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

          3.6 Ownership of Shares; Subsidiaries. (a) Seller is the beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares) except for the Lien of the banks pursuant to the Credit Agreement ("Bank Lien") and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction (including the Bank Lien, evidence reasonably satisfactory to Buyer of the release of which shall have been provided to Buyer by the Closing). Subject to the Bank Lien, Seller is the record and beneficial owner of all of the outstanding shares of common stock of Defense Holdings Corp. which is the record owner of the Shares and has valid title thereto. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, and upon Seller's receipt of the Purchase Price, Buyer will acquire valid title to the Shares, free and clear of any Liens and restrictions of any kind, other than those arising from acts of Buyer or its Affiliates. Other than this Agreement and the Bank Lien, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

          (b) Except as disclosed in the Disclosure Schedule, the Company has no Subsidiaries which own any assets or conduct any business related to the business of the Company. Except for the Company's Subsidiaries and other than as set forth in the Disclosure Schedule, the Company does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership, or other Person.

          3.7 Financial Statements. The balance sheets and the related statement of earnings of the Company as of and for the years ended September 30, 1995 and September 30, 1994 and the balance sheets and the related statements of earnings of the Company as of and for the three months ended December 31, 1995 and the six months ended March 31, 1996 (collectively, the "Financial Statements") set forth on the Disclosure Schedule were (x) derived from the accounting books and records of the Company and (y) prepared in accordance with generally accepted accounting principles except as set forth in the Disclosure Schedule ("Accounting Principles"). Except as set forth in the Disclosure Schedule, the Financial Statements fairly present, in all material respects, the financial condition and the results of operations of the Company as of the dates and for the periods thereof in accordance with the Accounting Principles applied on a consistent basis (subject to normal year-end adjustments in the case of interim financial statements).

          3.8 Absence of Certain Changes. Except as set forth in the Disclosure Schedule, since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:

          (i) any event, occurrence, development or state of circumstances or facts which has had a Material Adverse Effect;

          (ii) Except as set forth in the Disclosure Schedule, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition or any issuance by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in the Company (it being understood that the foregoing representation shall be deemed not to be breached by giving effect to the transactions contemplated by Sections 2.4, 5.12 or 7.5);

          (iii) any amendment of any material term of any outstanding security of the Company or to the certificate of incorporation or the bylaws of the Company;

          (iv) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (v) any creation or assumption by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (vi) any making of any loan, advance or capital contributions to or investment in any Person other than in the ordinary course of business consistent with past practices;

          (vii) any damage, destruction or other casualty loss
(whether or not covered by insurance) affecting the business or assets of the Company which has had a Material Adverse Effect;

          (viii) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the disposition of any assets or business), the acquisition by the Company of any assets or business, or any relinquishment by the Company of any contract or other right, in either case, material to the Company other than (a) transactions and commitments in the ordinary course of business consistent with past practices and (b) those specifically contemplated by this Agreement;

          (ix) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into by the Company with any director, officer or employee of the Company (or any amendment to any such existing agreement), (B) grant by the Company of any severance or termination pay to any director, officer or employee of the Company, or (C) change in compensation or other benefits payable to any director, officer or employee of the Company pursuant to any severance or retirement plans or policies of the Company or otherwise, other than in the ordinary course of business consistent with past practice;

          (x) since January 1, 1994, any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, any entry by the Company into any collective bargaining agreement or any lockouts, strikes, slowdowns, work stoppages or threats thereof or written allegation of an unfair labor practice or discrimination by or with respect to any employees of the Company which, in any such case, has had a Material Adverse Effect;

          (xi) except for intercompany transactions in the ordinary course of business, any payment to, or sale, transfer or lease of any of the Company's assets to, or any agreement or arrangement entered into by the Company with, Seller or any of its Affiliates (it being understood that the foregoing representation shall be deemed not to be breached by giving effect to the transactions contemplated by Sections 2.4, 5.12 or 7.5);

          (xii) any change by the Company in any method of accounting or accounting practice or policy other than those required by U.S. generally accepted accounting principles, including in respect of deferred revenues;

          (xiii) any lease of real property entered into by the Company as lessor or lessee; or

          (xiv) any amendments, other than amendments in the ordinary course or that would not have a Material Adverse Effect, in any material agreement or instrument set forth in the Disclosure Schedule pursuant to Section 3.10.

          3.9  No Undisclosed Material Liabilities.   There are no
liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, unasserted or otherwise, that are required in accordance with generally accepted accounting principles to be reflected on a balance sheet of the Company or in the footnotes thereto, other than:

          (a) liabilities or obligations provided for in the Balance Sheet or incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice;

          (b)  liabilities disclosed on the Disclosure Schedule;
and

          (c) other undisclosed liabilities which are not material to the Company.

          3.10 Material Contracts. (a) Except as disclosed in the Disclosure Schedule (true and complete copies of each such item having been made available for inspection by Buyer prior to the date hereof) and except for any agreements that are terminable on not more than 90 days notice and without any material consequence to the Company or any Government Contract or Bid, as of the date hereof, the Company is not a party to or bound by:

          (i) any lease, sub-lease or similar agreement relating to real property;

          (ii) any partnership, joint venture or other similar agreement (including any cooperation or collaboration agreement);

          (iii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into after December 31, 1986;

          (iv) any employment agreement which has an aggregate future liability in accordance with the terms of such agreement in excess of $100,000;

          (v) any employee collective bargaining agreement or other contract with any labor union;

          (vi) any agreement, contract or other instrument under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person in any such case which, individually, is in excess of $500,000;

          (vii) any agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $500,000;

          (viii) any agreement, contract or other instrument under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in any such case which, individually, is in excess of $500,000;

          (ix) any mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien (A) securing any of the agreements referred to in (vi) or (vii) or (B) upon any material real or personal property owned or leased by the Company;

          (x) any agreement or instrument providing for indemnification of any Person with respect to material liabilities relating to any current or former business of the Company or any predecessor Person;

          (xi) any agreement that materially limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or the Buyer or its Affiliates after the Closing Date;

          (xii) any agreement with Seller or any of its Affiliates that continues in effect after Closing; or, to Seller's knowledge, any agreement with any Person who is, or has been within the past five years, a director, officer or employee of Seller or any of its Affiliates that is material to the Company, was not entered into in the ordinary course and continues in effect after Closing; or

          (xiii) any other agreement not made in the ordinary course of business that is material to the Company.

          (b) Each agreement disclosed or required to be disclosed pursuant to Section 3.10(a) is a legal, valid and binding agreement of the Company, and is in full force and effect, and neither the Company nor, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such agreement except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect.

          3.11 Government Contracts. (a) Except as set forth in the Disclosure Schedule and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has since December 31, 1986 complied with all applicable requirements of the U.S. Government Cost Accounting Standards, the Federal Truth in Negotiations Act and other U.S. laws, rules, regulations or orders applicable to, any Government Contract or Bid.

          (b) Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, the Disclosure
Schedule identifies each Government Contract with respect to which, to Seller's knowledge, as of the date hereof:

          (i)  the Company is in breach;

          (ii) aggregate costs (direct and indirect) incurred or currently expected to be incurred in connection with any such contract will exceed any limitation on costs or other similar provision in such contract;

          (iii) the Company expects to recognize a loss at the gross profit level (determined in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Balance Sheet) in connection with such contract; or

          (iv) full funding (pursuant to multi-year contract provisions) has not been established; or

          (v) has been materially amended since the Balance Sheet
          Date, other than in the ordinary course.

          (c) Except as set forth on the Disclosure Schedule and except for such matters as would not, in the aggregate, have a Material Adverse Effect:

          (i) to the Seller's knowledge, there are no audits (other than those conducted in the ordinary course of business) of any Government Contracts being conducted by the U.S. Government, a prime contractor or any other party to any Government Contract, and

          (ii) except to the extent finally resolved (and any liability relating thereto has been paid or reflected in the Balance Sheet), neither Seller nor the Company has, with respect to any Government Contracts, received:

                    (A)  any written cure notice or show cause
                    notice (as defined in the Federal Acquisition Regulations Part 49, 49.607 (a) and (b), respectively) pursuant to applicable contract default provisions or notice of default;

                    (B) any written contract termination, whether for default, convenience, cancellation or lack of funding or other reasons;

                    (C) any written final decision or unilateral modification assessing a price reduction, penalty or claim for damages or other remedy;

                    (D) any written claim based on assertions of defective pricing or violations of government cost accounting standards or cost principles;

                    (E)  any written request for an equitable
                    adjustment of, or claim concerning, such contracts by any of the Company's customers, subcontractors or suppliers;

                    (F)  any written disallowance, written
                    questioning or other written challenging of material costs (direct or indirect); or

                    (G) any written notice of any investigation or enforcement proceeding of a criminal, civil or administrative nature by any investigative or enforcement agency of any government (including any qui tam action brought under the Civil False Claims Act alleging any irregularity, misstatement or omission arising under or relating to any Government Contract) and

          (iii) to Seller's knowledge no amount of money due to the Company pertaining to any Government Contract has been withheld or set off nor has any claim been made to withhold or set off money and the Company is entitled to all progress payments received with respect thereto.

          (d) Except as set forth in the Disclosure Schedule, neither the Company, nor to Seller's knowledge, any of the Company's officers or employees, is suspended or debarred from doing business with the U.S. Government or is the subject of a finding of nonresponsibility or ineligibility for U.S. Government contracting.

          (e) Except as set forth in the Disclosure Schedule and except as would not have a Material Adverse Effect: (i) to Seller's knowledge, neither the Company nor any of its directors, officers, employees, consultants or agents is or during the past three years has been under administrative, civil or criminal investigation, indictment or information by the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid and
(ii) during the past year, neither the Company nor any Affiliate of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Bid.

          (f) Except as set forth in the Disclosure Schedule and except for matters which, in the aggregate, would not have a Material Adverse Effect, there are not (i) any claims pending or, to Seller's knowledge, threatened against the Company, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and (ii) any material disputes before a court or administrative agency between the Company and the U.S. Government under the Contract Disputes Act or any other statute or regulation or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.
Except as set forth in the Disclosure Schedule, the Company has not received any draft or final post award audit report except for those which in the aggregate would not have a Material Adverse Effect.

          (g) Except as set forth in the Disclosure Schedule and except for matters which, in the aggregate, would not have a Material Adverse Effect, to Seller's knowledge, all material test and inspection results provided by the Company to the U.S. Government or to any other Person pursuant to any Government Contract or as a part of the delivery to the U.S. Government or to any other Person pursuant to a Government Contract of any article designed, engineered or manufactured by the Company were complete and correct in all material respects as of the date so provided. Except as set forth in the Disclosure Schedule and except for matters which, in the aggregate, would not have a Material Adverse Effect, the Company has provided all material test and inspection results to the U.S. Government or to any other Person pursuant to a Government Contract as required by U.S. law and the terms of the applicable Government Contracts.

          (h) The following terms, as used herein, have the following meanings:

          Bid means any written offer by the Company that if accepted would lead to a Government Contract.

          Government Contract means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order, or other arrangement of any kind in writing,
(A) between Company and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government,
(iii) any subcontractor with respect to any contract described in clauses (i) or (ii) above, or (B) financed by the U.S. Government and subject to the rules and regulations of the U.S. Government concerning procurement.

          U.S. Government means the United States Government and any agencies, instrumentalities and departments thereof.

          Notwithstanding anything else in this Agreement to the contrary, all representations and warranties with respect to Government Contracts and Bids are set forth exclusively in this Section and all other representations and warranties contained in any other Section herein shall be deemed not to include any representations or warranty with respect to such matters, except for such representations and warranties which expressly refer to Government Contracts or Bids.

          3.12 Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit or proceeding pending against or, to the knowledge of Seller, threatened against or affecting, the Company or its properties before any court or arbitrator or any governmental body, agency or official in which there is a reasonable probability of an adverse decision which would have a Material Adverse Effect.

          3.13 Compliance with Laws and Court Orders; No Material Defaults. Except as set forth in the Disclosure Schedule and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company is not in violation of any applicable law, rule, regulation, judgment, injunction, order or decree, (b) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon the Company, and (c) neither the Seller nor the Company has received any written communication during the past two years from a governmental entity that alleges that the Company is not in compliance in any material respect with any laws.

          3.14 Properties. Except as set forth in the Disclosure Schedule and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company has good title to, or in the case of leased property has valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices; and (b) none of such property or assets is subject to any Liens, except:

          (i) Liens disclosed on the Balance Sheet or Liens incurred in the ordinary course of business consistent with past practices;

          (ii) Liens for taxes not yet due or being contested in good faith; or

          (iii)Liens not securing liabilities for borrowed money or the purchase price of assets which do not materially interfere with the current use of such property or assets.

          The manufacturing and testing equipment of the Company is in such condition as to allow the Company to carry on its business as presently conducted, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect.

          3.15 Intellectual Property. (a) The Disclosure Schedule contains a list of all material Intellectual Property Rights owned, licensed or used by the Company (Company
Intellectual Property Rights), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right;
(ii) the owner of such Intellectual Property Right; and (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers. The Disclosure Schedule contains a list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use the Company Intellectual Property Rights or any other material rights of the Company with respect to intellectual property. The Company Intellectual Property Rights are sufficient to allow the Company to carry on its business as presently conducted, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Except as set forth in the Disclosure Schedule and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect; (i) since December 1986, the Company has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement by the Company of any intellectual property rights of any other Person in which there is a reasonable probability of an adverse determination; (ii) Seller has no knowledge of any continuing infringement by any other Person of the rights of the Company with respect to intellectual property; and (iii) none of the rights of the Company with respect to intellectual property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use or licensing thereof by the Company.

          (c) The Company has taken reasonable steps to preserve the confidentiality of the processes and formulae, research and development results and other know-how of the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof.

          3.16 Finders Fees. Except for J.P. Morgan Securities Inc. and Quarterdeck Investment Partners, Inc., whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

          3.17 Environmental Matters. Except as set forth in the Disclosure Schedule and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of Seller:

          (a) the Company is in compliance with all applicable Environmental Laws, and the Company has not received any formal notice or demand from a governmental entity, citizens' group or other person relating to any actual or alleged violation of Environmental Law;

          (b) the Company has all permits and other authorizations required under Environmental Laws ("Environmental Permits"), and there are no violations, investigations or proceedings pending with respect to such Environmental Permits;

          (c) no conditions were created or occurred at any facility currently or formerly owned, leased or operated by the Company during the period of the Company's ownership, lease or operation of such facility that require remediation under any Environmental Law; and

          (d) the Company is not the subject of any currently pending notice, demand or investigation under Environmental Law as a result of the offsite disposal of any hazardous material or waste.

          "Environmental Laws" means any federal, state, local or foreign law, treaty, rule or regulation, order or decree, as in effect on the Closing Date, relating to the protection of the environment or to the regulation of any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, materials, contaminants, pollutants or wastes.

          Notwithstanding anything else in this Agreement to the contrary, all representations and warranties with respect to environmental matters are set forth exclusively in this Section and
Section 3.12, and all other representations and warranties contained in any other Section herein shall be deemed not to include any representations or warranty with respect to such matters.

          3.18  Employee Benefit Plans.  (a)  The Disclosure
Schedule identifies each material Employee Plan. Seller has furnished or made available to Buyer copies of such Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with (i) the most recent annual report prepared in connection with any Employee Plan (Form 5500 including, if applicable, Schedule B thereto) and
(ii) the most recent actuarial valuation report prepared in connection with any Employee Plan.

          (b) Neither the Seller nor any of its ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA that could become a liability of the Buyer or any of its ERISA Affiliates after the Closing Date. No condition exists that could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by Seller or any of its ERISA Affiliates. No Employee Plan is a Title IV Plan or a Multiemployer Plan and the Company has not maintained, contributed to or been required to maintain or contribute to any plan that was a Title IV Plan or a Multiemployer Plan within the last six years.

          (c) Except as set forth on the Disclosure Schedule and except as would not have a Material Adverse Effect: (i) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and Seller knows of no event that has occurred since the date of such determination that would adversely affect such qualification or require security under Section 307 of ERISA; and (ii) each trust created under any such Plan has been determined by the Internal Revenue Service to be exempt from tax under Section 501(a) of the Code and Seller knows of no event that has occurred since the date of such determination that would adversely affect such exemption. Each material Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by all applicable laws, rules and regulations, including but not limited to ERISA and the Code, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) The Disclosure Schedule identifies all material Benefit Arrangements. Seller has furnished or made available to Buyer copies or descriptions of each such Benefit Arrangement.
Each material Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by all applicable laws, rules and regulations, except as set forth in the Disclosure Schedule and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect.

          (e) Except as set forth on the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of Seller (1) no "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Employee Plan; (2) no prohibited transaction has occurred that could subject the Company or any of its Subsidiaries to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and (3) neither the Company, any of its Subsidiaries nor any trustee, administrator or other fiduciary of any Benefit Plan has engaged in any transaction in which there is a reasonable probability that the Company or any such Subsidiary would be subject to any liability for breach of fiduciary duty under ERISA or any other applicable law.

          (f) Except as may otherwise be provided in the Employee Plans or Benefit Arrangements or in any other documents made available to Buyer, to the knowledge of Seller, there has been no written or oral communication that would prevent the Company from amending or terminating any Employee Plan or Benefit Arrangement without material liability to the Company at any time after the Closing Date.

          (g) Except as set forth in the Disclosure Schedule or as would not have a Material Adverse Effect, the purchase of the Shares by Buyer will not (i) entitle any current or former employee or officers of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other similar payment or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

          (h) During the 180 days prior to the Closing Date, none of Seller, the Company or any of its Subsidiaries shall have taken any action which, as of the Closing Date, would create a material liability to the Company under the Worker Adjustment and Retraining Notification Act of 1988.

          (i) The following terms, as used herein, have the following meanings:

          "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan or arrangement (whether or not written) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller or any of its ERISA Affiliates, and (iii) covers any employee or former employee of the Company.

          "Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller or any of its ERISA Affiliates, and (iii) covers any employee or former employee of the Company.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

                  _____________________________


          Notwithstanding anything contained in this Agreement to the contrary, the representations and warranties contained in this Agreement shall not apply to any assets of the Company retained by the Seller.


                            ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

          4.1 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

          4.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

          4.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act or (ii) compliance with any applicable requirements of Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. App. 2170) ("Exon-Florio Provision").

          4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.3, violate any material law, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any Person under, constitute a default (with or without notice, lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under, any material agreement or other instrument or commitment binding upon Buyer, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

          4.5 Financing. Buyer has sufficient cash or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

          4.6 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.


          4.7 Finders Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.


                            ARTICLE 5

                       COVENANTS OF SELLER

          Seller agrees that:

          5.1 Conduct of the Company. From the date hereof until the Closing Date, Seller shall cause the Company to conduct its business in the ordinary course consistent with past practice and to use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not permit the Company to:

          (i) adopt or propose any change in its certificate of incorporation or bylaws;

          (ii) merge or consolidate with any other Person or acquire assets of any other Person that are material to the Company other than in the ordinary course of business consistent with past practices;

          (iii) sell, lease, license or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments or (B) in the ordinary course of business consistent with past practice; or

          (iv) agree or commit to do any of the foregoing.

Seller will not, and will not permit the Company to take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any material respect at the Closing Date.

          5.2 Access to Information Prior to Closing. From the date hereof until the Closing Date, Seller will (i) give, and will cause the Company to give, Buyer and its authorized representatives access, on reasonable notice and at reasonable times in the presence of officers of the Company or Seller, to the offices, properties, personnel, books and records of the Company and to the books and records of Seller relating to the Company, (ii) furnish, and will cause the Company to furnish, to Buyer and its authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of Seller or the Company to cooperate with Buyer in its investigation of the Company. Notwithstanding the foregoing, and unless otherwise agreed, Buyer shall not prior to Closing have access to (i) personnel records of the Company relating to the performance, evaluations or medical history of any employee, (ii) classified contracts or materials, or (iii) trade secrets or other similar proprietary information.

          5.3 Notices of Certain Events. Seller shall promptly notify Buyer of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

          5.4 Resignations. Seller will deliver to Buyer, at or prior to the Closing Date, the resignations from positions with the Company of all officers of the Company who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date (which does not include any of the persons listed in Schedule 6.2(b)) and all directors of the Company.

          5.5 Noncompetition. (a) Seller agrees that for a period of two years from the Closing Date, neither it nor any of its Affiliates shall:

          (i) engage, directly or indirectly, in any business that materially competes in the United States with the business conducted by the Company within two years prior to the Closing Date (the "Business"); provided that nothing herein shall prohibit (x) the acquisition by Seller or any of its Affiliates of a company having not more than 10% of its sales (based on its latest published annual audited financial statements) attributable to a business that materially competes with the Business or (y) any business conducted as of the date hereof by Seller or any of its Affiliates; or

          (ii) employ or solicit, or receive or accept the performance of services by any employee of the Company that performs a management, accounting, engineering or technical function for the Company provided that this provision shall not apply to any such employee who (x) is listed on Schedule 5.5, (y) initiates discussions regarding such employment without any direct or indirect solicitation by Seller or any of its Affiliates, or (z) is terminated by such employee's employer prior to commencement of employment discussions between Seller or any of its Affiliates and such employee.

          (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

          (c) In consideration of Seller agreeing to the provisions of this Section, Buyer agrees to pay to Seller at the Closing the sum of $1 million (the Noncompete Consideration) in the manner provided in Section 2.2.

          5.6 Records. On, or reasonably promptly after, the Closing Date, Seller shall, to the extent not in the possession of the Company, and to the extent reasonably practicable, deliver or cause to be delivered to Buyer all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records"), if any, in the possession of Seller relating to the business and operations of the Company, subject to the following exceptions:

             (i) Buyer recognizes that certain Records may relate primarily to Seller or its subsidiaries or divisions other than the Company, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

            (ii) Seller may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Company; and

           (iii) Seller may retain any tax returns, reports or forms, and Buyer shall be provided with copies of such returns, reports or forms only to the extent that they relate to separate returns or separate tax liability of the Company and its Subsidiaries.

       5.7 Insurance. Seller shall keep, or cause to be kept, all insurance policies relating to the Company and currently in effect (whether maintained by the Company or Seller), or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. In the event of any casualty or other significant damage prior to the Closing to any asset of the Company that is necessary to the Company's enterprise, to the extent that Seller receives proceeds of any insurance policy maintained by it with respect to such asset, Seller shall turn over to the Company the portion of such proceeds reasonably necessary to fund the repair or replacement by the Company of such asset. After Closing, Seller shall not take steps to cancel or reduce occurrence-based insurance coverage with respect to pre-Closing matters under insurance policies which name (directly or indirectly) the Company as an insured.

       5.8 Assignment of Confidentiality Agreements. On the Closing Date, Seller shall assign, to the extent permitted by law, to Buyer its rights under all confidentiality agreements entered into by Seller with any Person other than Buyer in connection with the proposed sale of the Shares to the extent such rights relate to the Company.

       5.9 Other Transactions. From the date of this Agreement to the Closing, Seller and its Affiliates shall not, and shall use reasonable efforts to cause their respective officers, directors, or other representatives not to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any Person or group (other than Buyer and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Company.

       5.10 Certain Licenses and Permits. Seller covenants that all licenses, permits and authorizations which are held in the name of any employee, officer, director, agent or otherwise on behalf of the Company and are transferable shall be duly and validly transferred (or, to the extent not transferable, shall provide to Buyer the benefits thereof to the extent legally permitted) to the Company without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company as of the date hereof.

       5.11 Confidentiality. After the Closing, Seller shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Company and its business, except as required by law or administrative process and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section.

       5.12 Transferred Assets. The Company shall transfer to Seller (or an Affiliate nominated by the Seller) prior to Closing
(i) the Riverhead facility, (ii) the assets relating to the Varian matter, which as of September 30, 1995 aggregated $2,700,000 as set forth in the pro forma balance sheet of the Company set out in
Section 2.4 of the Disclosure Schedule and (iii) the Company's
Subsidiaries.

       5.13 Retained Liabilities. Notwithstanding the sale of the Company hereunder to the Buyer or anything to the contrary in this Agreement, the Seller shall assume and be primarily liable for, and shall defend and indemnify the Buyer and the Company against, the following (the "Retained Liabilities"):

       (a) the defense (or prosecution) of all litigation identified in Attachment 3.12 hereto (including the Varian matter but excluding the Aprea and Racanelli lawsuits as to which Seller's obligation are set forth in Section 10.3(a)(ii)), and for all liabilities relating thereto and all pending investigations relating thereto;

       (b) all liabilities of the Company (including all environmental liabilities) relating to or arising from the Riverhead facility and any other assets of the Company or the Subsidiaries retained by Seller;

       (c) the defense of and liability (whether criminal or civil) of the Company for all actions alleging violation of the Foreign Corrupt Practices Act or the Truth in Negotiations Act, or actions alleging fraud in connection with Government Contracts or Bids under existing law as of the date hereof under any of the following statutes and related regulations (as they may be recodified): The False Claims Act (18 U.S.C. 287), the False Claims Act (31 U.S.C. 3729), the False Statements Act (18 U.S.C. 1001), the Major Fraud Act (18 U.S.C. 1031), Conspiracy to Defraud the Government (18 U.S.C. 371), the Anti Kickback Act (41 U.S.C. 51, 54) and the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. 3801 et. seq.), in every case based on pre-Closing conduct;

       (d)  liabilities relating to the Seller plans listed on
  Schedule 3.18(g) and the first five items of Schedule 3.18(d), costs associated with the provision of benefits to the former employees of the Company listed on Schedule 6.2(c) in accordance with the terms described on such Schedule or otherwise, and any claims related to the proceeds or ownership of the life insurance policies being distributed to Seller pursuant to
  Section 7.5(a).

       (e) liabilities of the Company relating to any line of business or line of products that were discontinued or disposed of after December 31, 1986 and prior to the Closing other than those under the Purchase Agreement between the Company and Ford Aerospace & Communications Corporation dated January 27, 1987; and

       (f) liabilities of Seller or Defense Holdings Corp. not relating to the Company or its business (and excluding liabilities either of them has secondarily on behalf of the Company), or except as otherwise provided herein liabilities of the Company to any of them or to Emerson Electric.

       Buyer and Seller shall cooperate with each other to give effect to the retention by Seller of the Retained Liabilities. Without limiting the above, Buyer agrees to furnish or cause to be furnished to Seller (subject to any reasonable request of confidentiality), upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Retained Liabilities as is reasonably necessary for the filing of any return, preparation for any audit, the prosecution or defense of any claim, suit or proceeding, or otherwise reasonably necessary. Buyer agrees to give notice to Seller prior to the transfer, discarding or destroying of any such books and records and shall allow Seller to take possession of such books and records (subject to any reasonable request of confidentiality). Buyer and Seller shall execute and deliver such documents or other instruments or certificates as are reasonably necessary to carry out the intent of this Section. Seller's rights and responsibility for any litigation or other legal proceedings relating to the Retained Liabilities shall include the legal defense or prosecution, as the case may be, thereof.

       5.14 Employee Benefits Information. Upon Buyer's request from time to time after the Closing, Seller will use reasonable efforts promptly to furnish to Buyer such information as Seller has in its possession or has available to it that is not in the possession of, or otherwise available to, the Company as is reasonably requested by the Internal Revenue Service or any other governmental agency in connection with any Employee Plan or Benefit Arrangement or is otherwise reasonably required by Buyer to administer such Employee Plan or Benefit Arrangement.

       5.15 Bank Lien. In addition to the Seller's obligation to remove the Bank Lien from the Shares prior to the Closing pursuant to Section 3.6, Seller shall have caused the Bank Lien to be removed by the Closing from all other assets or properties of the Company covered by such lien and shall have provided to Buyer reasonably satisfactory evidence of such removal. Promptly after the Closing, Seller shall cause to be duly filed appropriate instruments reasonably satisfactory to the Buyer evidencing the removal of such lien that correspond to previously filed mortgages or UCC filing statements or similar instruments.


                            ARTICLE 6

                       COVENANTS OF BUYER


       Buyer agrees that:

       6.1 Access After Closing. (a) Buyer will cause the Company, on and after the Closing Date, to afford promptly to Seller and its agents access, on reasonable notice and at reasonable times in the presence of officers of the Company or Buyer, to its properties, books, records and employees to the extent reasonably necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date. Seller will hold, and will use reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company provided to it pursuant to this Section; provided that nothing herein shall preclude disclosure by Seller to third parties of documents or information relating to Seller's rights or obligations pursuant to Articles 8 or 10.

       (b) On, or reasonably promptly after, the Closing Date, Buyer shall cause the Company to deliver to Seller all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium, if any, in the possession of the Company relating to the business and operations of the Seller or its Affiliates.

       6.2 Plans Following the Closing. (a) For a period of one year after the Closing Date, Buyer will cause the Company to maintain employee compensation and benefit plans and arrangements that are substantially comparable in the aggregate to the Employee Plans and Benefit Arrangements, excluding, for this purpose, any Employee Plans and Benefit Arrangements which provide (A) for the grant of stock options or other equity compensation (including without limitation stock purchase plans and arrangements) or (B) incentive compensation. Buyer shall provide incentive compensation arrangements under its plans and programs to such employees of the Company as it deems appropriate. Nothing herein shall be construed as requiring Buyer to continue in employment any employee of the Company or its Subsidiaries following the Closing or as requiring the Buyer to continue in effect any specific Employee Plan or Benefit Arrangement or any other plan, program, policy or arrangement. Notwithstanding the foregoing, in the event the Company is unable to procure insurance coverage on commercially reasonable terms comparable to Seller's long-term disability policy, group term life insurance policy, group variable universal life insurance policy and supplemental/dependent term life insurance policy, then if requested by Buyer and at Buyer's expense (including a reasonable charge for administration), for a period of up to one year after the Closing Date, Seller shall continue (solely to the extent permitted by Seller's insurance carriers) to provide such benefits to the Company's employees under Seller's policies.

         (b) If the employment of any employee listed on Schedule 6.2(b) is involuntarily terminated without cause during the one year period after the Closing Date, Buyer will cause the Company to pay such employee an amount equal to no less than the sum of one year's annualized base salary (which base salary shall be the greater of such employee's annualized base salary on the Closing Date or on the date of termination) and the most recent annual bonus received by such employee, less any base salary and bonus paid to such employee by the Company during such one year period. For purposes of this Section 6.2(b), the offer of a job within the Company or Buyer (which offer may require a residence relocation) with comparable compensation shall not be deemed to be an involuntary termination.

         (c) If requested by Seller, then at Seller's expense (including a reasonable charge for administration and any Tax liability of Buyer or the Company resulting under this Section 6.2(c)), Buyer shall cause the Company to provide the benefits described on Schedule 6.2(c) to the former employees listed on such Schedule; provided that (except as otherwise provided on such Schedule) such benefits shall be the same as those provided to active employees of the Company from time to time, it being understood that such benefits may be provided on an insured or an uninsured basis as Buyer shall determine.

         (d) Following the Closing Date, Buyer shall cause the Company to directly assume, except as provided in the following sentence, all liabilities and obligations with respect to the Company's current and former employees under applicable workers' compensation laws which relate to periods prior to the Closing Date ("Pre-Closing Workers' Compensation Claims") and Buyer shall indemnify and hold Seller harmless from any loss, liability, claim, damage or expense relating to the Pre-Closing Workers' Compensation Claims. The parties agree to cooperate to make pre-Closing workers' compensation insurance arrangements applicable to the Company available at Buyer's expense to the Company on a stand alone basis after the Closing Date; provided, however, that in the event that such insurance arrangements cannot be made available to the Company on a stand alone basis on commercially reasonable terms, Buyer shall cause the Company to continue to reimburse Seller (in accordance with the practices of the Company in effect immediately prior to the Closing Date) for any such liabilities or obligations relating to the Pre-Closing Workers' Compensation Claims. The parties further agree that, if the Buyer provides a written request to Seller, the parties shall use their best efforts to enable Buyer or the Company to self-administer the Pre-Closing Workers' Compensation Claims.


       6.3 Confidentiality Agreement. (a) Buyer's obligations under the Confidentiality Agreement dated December 22, 1995 between Buyer and J.P. Morgan Securities, Inc. as agent for Seller
("Confidentiality Agreement") remain in full force and effect;
provided, however, that, effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

       (b) After the Closing, Buyer shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to Seller, its Affiliates and its and their business, except as required by law or administrative process and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section.

       6.4 Seller Guarantees and Letters of Credit. At or as promptly as practicable after Closing, Buyer shall (i) use best efforts (which shall not include the payment of money) to replace the guarantees ("Seller Guarantees") described in Schedule 6.4 with guarantees upon substantially the same terms of Buyer or, with the consent of Seller (which shall not be unreasonably withheld), any of its Affiliates, and (ii) cause back-up letters of credit to be issued in favor of Seller in the form contained in Schedule 6.4 from prime issuers for the letters of credit described in Schedule
6.4 ("Seller Letters of Credit"). Buyer shall indemnify Seller for any payments Seller is required to make pursuant to the Seller Guarantees and, after giving effect to any payments made on the backup letters of credit, the Seller Letters of Credit after Closing. The giving of the foregoing indemnity shall, in the event that the Seller Guarantees are not replaced after Seller and Buyer shall have used their best efforts to obtain the same, mean that Buyer's obligation to replace the Seller Guarantees shall be deemed satisfied.


                            ARTICLE 7

                  COVENANTS OF BUYER AND SELLER

       Buyer and Seller agree that:

       7.1 Further Efforts. Subject to the terms and conditions of this Agreement (including Section 7.2 and Article XI), Buyer and Seller will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Company from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer or the Company that might result from the transactions contemplated hereby. Without limiting the above, Buyer shall cause the Company to provide Seller support from Company personnel to (i) transition oversight of the environmental remediation activities and (ii) transfer intellectual property records and intellectual property matters, not relating to the Company but relating to Seller and Seller's Affiliates, to Seller. Following Closing, the parties shall cooperate to ensure that a proper cut-off of payments and receipts by Seller and its Affiliates on account of the Company is effected, taking into account the payables and receivables on the Closing Balance Sheet.

       7.2 Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

       7.3 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

       7.4 Trademarks; Tradenames. (a) Except as set forth in the other subsections of this Section, Buyer shall not permit the Company to use after the Closing any of the marks or names set forth on Schedule 7.4 (collectively or individually as the context requires, the Seller Trademarks and Tradenames).

       (b) After the Closing, the Company shall have the right to sell existing inventory and to use existing packaging, labelling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing any Seller Trademarks and Tradenames until the date existing stocks are exhausted. The Company shall have the right to use the Seller Trademarks and Tradenames in advertising that cannot be changed by them using reasonable efforts (which shall not include the payment of any money) for a period not to exceed six months after the Closing Date. Buyer shall cause the Company to comply with all applicable laws or regulations in any use of packaging or labelling containing the Seller Trademarks and Tradenames.

       (c) The Company shall not be obligated to change the Seller Trademarks and Tradenames on goods in the hands of dealers, distributors, customers and other third parties. The obliteration of the Seller Trademarks and Tradenames shall be deemed compliance with the covenant not to use the Seller Trademarks and Tradenames pursuant to this Section.

       (d) Buyer agrees to cause the Company to use reasonable efforts to cease using the Seller Trademarks and Tradenames on buildings, cars, trucks and other fixed assets as soon as practicable, but in any event, within six months after the Closing Date.

       7.5 Intercompany Arrangements. (a) Prior to the Closing, Seller shall cause Company to distribute the life insurance policies (with related cash surrender value of such policies) described in Schedule 7.5(a) to Seller.

       (b) All intercompany work orders existing on the Closing Date shall be converted to firm fixed price purchase orders on the terms and conditions set forth on Schedule 7.5(b). Buyer agrees to cause the Company, for a period of five years after Closing, to continue to offer to supply Seller and Seller's Affiliate with the products listed on Schedule 7.5(b) on the terms described therein.

       (c) Immediately prior to the Closing and except as provided in Section 2.2(b)(ii) (with respect to the Industrial Development Revenue Bond) and Section 7.5(b), (i) all outstanding debts and accounts payable owed by the Company to the Seller or any of its Affiliates shall be cancelled (with the effect provided in Section 2.3) and (ii) all outstanding debts and accounts receivable payable to the Company or its Subsidiaries by the Seller or any of its Affiliates shall be cancelled (with the effect provided in Section 2.3).

       (d) Immediately prior to Closing, Seller's rights in the life insurance policy described in Section 3.18 of the Disclosure Schedule shall be transferred to the Company and Buyer shall cause the Company to assume Seller's obligations to pay premiums in accordance with the agreements set forth in Attachment 3.18(d).

       7.6 Exon-Florio. Buyer and Seller agree to use their best efforts to compile and provide the information and documentation necessary for filing a joint Exon-Florio notification with the Committee on Foreign Investment in the United States, as promptly as practicable, after the date hereof. Seller shall, and shall cause Company to, use all reasonable efforts to initiate and obtain national interest determinations ("NID(s)") from each of the Company customers that hold contracts requiring access to "proscribed" classified information. Buyer agrees to use all reasonable efforts to advise and assist in obtaining these NID(s).


                            ARTICLE 8

                           TAX MATTERS

       8.1 Definitions. (A) The following terms, as used herein, have the following meanings:

       "Buyer Group" means, with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Buyer is a member and, with respect to state or local income or franchise taxes, the consolidated, combined, or unitary group of which Buyer or any of its Affiliates is a member.

       "Code" means the United States Internal Revenue Code of
1986, as amended.

       "Combined State Tax" means any income or franchise Tax payable to any state or any local taxing jurisdiction in which the Company files Returns with a member of the Seller Group on a consolidated, combined or unitary basis for purposes of such income or franchise Tax.

       "Federal Tax" means any Tax imposed under Subtitle A of the Code.

       "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by Buyer, Seller or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

       "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the close of business on the Closing Date.


       "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing
Date.

       "Return" means any Tax return, statement, report or form required to be filed with any Taxing Authority by or with respect to the Company.

       "Seller Group" means, with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state or local income or franchise Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.


       "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax or additional amount due from, or in respect of, the Company imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date and (iii) any liability of the Company with respect to the payment of any amounts of the type described in
(i) or (ii) as a result of any express or implied obligation to indemnify any other person.

       "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes), provided, however, that such term shall not include the Tax basis of the Shares or any assets of the Company.

       "Tax Basket" means the amount at any time equal to (a) the reserves for current state or local Taxes provided for on the Closing Balance Sheet, minus (b) any reductions (in the aggregate) made pursuant to Section 8.6(e) hereof plus (c) any additions (in the aggregate) made pursuant to Section 8.6(b) hereof.

       (B) For purposes of this Article 8, references to the Company shall be deemed to include any Subsidiaries.

       8.2 Tax Representations. (a) Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that, except as set forth in the Balance Sheet or on the Disclosure Schedule or as required by this Agreement, (i) all material Returns required to be filed with any Taxing Authority on or before the Closing Date (taking into account any extension of a required filing date) with respect to any Pre-Closing Tax Period by, or with respect to, the Company have been filed or will be filed on or before the Closing Date in accordance with all applicable laws and such Returns are or will be true, correct and complete in all material respects; (ii) all other material Returns required to be filed with respect to the Company (excluding separate Returns required to be filed by the Company) with respect to any Pre-Closing Tax Period will be filed by Seller when due (taking into account any extension of a required filing date); (iii) the Company has timely paid all Taxes shown as due and payable on the Returns that have been filed; (iv) the Company has made or will on or before the Closing Date make provision for all material Taxes payable by the Company for any Pre-Closing Tax Period for which no Return has yet been filed; (v) the charges, accruals and reserves for Taxes with respect to the Company reflected on the Balance Sheet are adequate to cover the material Tax liabilities accruing through the date thereof; (vi) the Company is not delinquent in the payment of any material Tax and has not requested any extension of time within which to file any material Tax Return and has not yet filed such Tax Return; (vii) there are no outstanding requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company and any Taxing Authority; (viii) the Company has not been a member of an affiliated, consolidated, combined or unitary group other than one of which Seller was the common parent; (ix) the Company has not received any written notice of deficiency or assessment from any Taxing Authority with respect to material liabilities for income or other Taxes which have not been fully paid or finally settled; (x) there are no Liens for material Taxes (except for Taxes not yet due) on any of the assets of the Company, and no action, proceeding, or, to the knowledge of Seller, investigation has been instituted against the Company in which there is a reasonable probability of an adverse determination that would result in any such Lien; (xi) neither the Company nor any direct or indirect shareholder of the Company has made with respect to the Company, or any property held by the Company, any consent under Section 341 of the Code; (xii) no property of the Company is "tax-exempt use property" within the meaning of Section 168(g) of the Code; (xiii) the Company is not a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954; (xiv) Seller is not a "foreign person" for purposes of
Section 1445 of the Code; (xv) the Company is not under any contractual obligation to pay the Tax obligations of any other person or pay the Tax obligations with respect to any transactions relating to any other person or to indemnify any other person with respect to any Tax; (xvi) to Seller's knowledge there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company in respect of any material Tax; (xvii) all Federal Tax and Combined State Tax Returns filed with respect to Taxable years of the Company through the taxable year ended December 2, 1986 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (xviii) the Company has not granted any extension or waiver of the statute of limitations period applicable to any material Tax Returns, which period (after giving effect to such extension or waiver) has not expired; (xix) the Company will not be required to recognize for income tax purposes in a taxable year beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting for Tax purposes in a Pre-Closing Tax Period as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in method of accounting.

       (b) Seller has delivered or made available to Buyer (i) complete copies of all material income, franchise and similar Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for all Tax periods ending after September 30, 1990 (or, in the case of any consolidated, combined or unitary Return, the portions of such Returns relating solely to the Company); and (ii) true and complete copies of any written Tax-sharing or allocation agreement or arrangement to which the Company is a party and a true and complete description of any unwritten or informal such agreement or arrangement, other than any such agreement that is terminated pursuant to the provisions of Section 8.4 herein.

       8.3  Tax Covenants.

       (a) Buyer covenants that without the prior consent of Seller it will not, and will not cause or permit the Company or any Affiliate of Buyer, to (i) take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability of the Seller Group or indemnification obligation of Seller under Section
8.8 of this Agreement, or (ii) make or change any Tax election (including any election under Section 338 of the Code), amend any Return or take any Tax position on any Return, take any action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Asset of Seller or the Seller Group in respect of any Pre-Closing Tax
Period: provided however, that with respect to clause (ii), Seller's consent shall not be unreasonably withheld or delayed. Buyer agrees that Seller is to have no liability for any Tax resulting from any action of the Company, Buyer or any Affiliate of Buyer referred to in the preceding sentence, and agrees to indemnify on an after-tax basis (determined in accordance with Section 10.2(b)) and hold harmless Seller and its Affiliates against any such Tax or reduction of any Tax Asset.

       (b) Without the prior written consent of Buyer, which will not be unreasonably delayed or withheld, neither the Seller or any of its Affiliates (and, prior to the Closing, the Company or any of its Affiliates) shall, to the extent it may affect or relate to the Company, make or change any Tax election, amend any tax Return or take any position on any Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax Asset of Buyer or the Buyer Group in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller or any Affiliates referred to in the preceding sentence, and agrees to indemnify on an after-tax basis (determined in accordance with Section 10.2(b)) and hold harmless the Buyer Group against any such Tax or reduction of any Tax Asset.

       (c) Buyer may, at its option, cause the Company to elect where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that would, absent such election, be carried back to a Pre-Closing Tax Period of the Company in which the Company filed a consolidated, combined or unitary Tax return with Seller or an Affiliate of Seller.

       (d) Buyer shall promptly pay or shall cause prompt payment to be made to Seller of (i) all refunds of Taxes and interest thereon received by, or credited against the Tax liability of Buyer, any Affiliate of Buyer or the Company attributable to Taxes paid by Seller, the Company or any Affiliate of Seller with respect to any Pre-Closing Tax Period except to the extent such amounts are reflected on the Closing Balance Sheet. If, with respect to a Return required to be filed by the Company, Seller reasonably determines that the Company is entitled to file a claim for refund or an amended Return with respect to a Pre-Closing Tax Period, Buyer shall, upon Seller's reasonable request, cause the Company to file all such claims or amended Returns; provided that Buyer shall not be required to cause the Company to file any such claim or amended Return (other than any claim or Return referred to on Schedule 8.3(d) or any Return required to be filed under applicable law as a result of a Final Determination of an audit adjustment) if so doing could have the effect of increasing the Tax liability or reducing any Tax Asset of Buyer, the Company or the Buyer Group in any Post-Closing Tax Period.

       (e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Real Property Transfer Gains Tax, New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax and any similar tax imposed in other states or subdivisions) up to a total of $120,000 in the aggregate shall be borne and paid equally by Buyer and Seller, and any excess over $120,000 shall be paid solely by Seller. The party that is required by applicable law to file any Return or make any payment with respect to any such Tax shall do so, and the other party shall cooperate with respect thereto as necessary. The non-paying party shall reimburse the paying party in accordance with this Section 8.3(e) within 5 business days after it receives notice of the payment of such Tax.

       (f) Buyer shall prepare, or cause to be prepared, all separate Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 40 days prior to the due date (including extensions) of such Return. If Seller objects to any item on any such Return, it shall, within 10 days after delivery of such Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within 5 days after receipt by Buyer of such notice, the disputed items shall be resolved by a nationally recognized accounting firm with no material relationship with Buyer, Seller or their Affiliates (which shall, after the Closing, include the Company) (the "Accounting Referee"), chosen and mutually acceptable to both Buyer and Seller within five days of the date on which the need to choose the Accounting Referee arises. The Accounting Referee shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Referee shall be borne (i) by Seller if the net resolution of the disputed items favors Buyer, (ii) by Buyer if the net resolution of the disputed items favors Seller, and (iii) otherwise equally by Buyer and Seller.

       8.4 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements between the Company and any member of the Seller Group shall be terminated as of the Closing Date. After such date neither the Company, Seller nor any Affiliate of Seller shall have any further rights or liabilities thereunder.

       8.5 Cooperation on Tax Matters. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. The Company agrees to give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller so requests, the Company shall retain copies or possession of such books and records. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

       (b) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

       8.6 Indemnification by Seller. (a) Seller hereby indemnifies Buyer, any member of the Buyer Group and the Company against and agrees to hold it harmless on an after-tax basis determined in accordance with Section 10.2(b) from any (i) Tax of the Company with respect to taxable periods ending on, as of the close of, or before the Closing Date; (ii) with respect to taxable periods beginning before (but not ending on or before) the Closing Date, any Taxes imposed on or in respect of the Company which are allocable, pursuant to Section 8.6(c), to the portion of such period ending on the Closing Date; (iii) notwithstanding anything to the contrary in the preceding clauses (i) or (ii), any Taxes imposed on or in respect of any corporation with which the Company has filed or hereafter files a Tax Return on a combined or consolidated basis for any taxable period that includes the Closing Date or that ends on, as of the close of, or before the Closing Date (including, without limitation, any Taxes for which the Company would be liable pursuant to the provisions of Treasury Regulation Sections 1.1502-6) other than any corporation that is an affiliate of Buyer; (iv) Tax attributable to the distributions described in Section 5.12 and Section 7.5; and (v) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any such Tax, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, the Company (the sum of (i) through (v) being referred to as a "Loss"); provided, however, that Seller shall have no liability for the payment of any loss attributable to or resulting from any action described in Section 8.3(a) hereof, and provided, further, that Seller shall have no obligation to make any payment to Buyer pursuant to this Section 8.6 until the amount of a claim arising pursuant hereto exceeds the Tax Basket, in which case Buyer shall be entitled to indemnity for the amount of such claim in excess of the Tax Basket and all claims made thereafter.

       (b) If an adjustment with respect to a Pre-Closing Tax Period makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, the Company any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") which would not, but for such adjustment, be allowable, then within 30 days after the filing of the applicable return in which such Tax Benefit is claimed, Buyer shall pay to Seller the excess of (i) the amount of Taxes that would have been payable by any of the Company, Buyer or any Affiliate of Buyer with respect to such Tax Period in the absence of such Tax Benefit over (ii) the amount of Taxes actually paid; provided, however that Buyer shall not be required to make a payment to Seller under this Section 8.6(b) to the extent that pursuant to Section 8.6(a) or (d) Seller has not borne the burden of such adjustment by reason of there being a positive balance in the Tax Basket, and the Tax Basket shall be increased by any amount not paid to Seller as a result of this proviso.

       (c) For purposes of this Section 8.6, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company.

       (d) If as a result of an adjustment Seller makes a payment to any Taxing Authority in respect of a Tax of the Company or a Tax Asset of Seller or the Seller Group is reduced as a result of a Tax liability of the Company, in each case with respect to any Pre-Closing Tax Period, then Buyer shall promptly pay to Seller an amount equal to such payment made by Seller or such reduction, provided, however, that any such payment by Buyer shall not exceed an amount equal to the positive balance, if any, in the Tax Basket.

       (e) The Tax Basket shall be reduced by (i) the amount of any claim of Buyer under Section 8.6(a) hereof that is not paid in whole or part by Seller solely by reason of there being a positive balance in the Tax Basket, and (ii) the amount of any payment of Buyer to Seller under Section 8.6(d) hereof.

       (f) Any payment by Seller pursuant to this Section 8.6 shall be made not later than 30 days after receipt by Seller of written notice from Buyer stating that any Loss has been paid by Buyer, any of its Affiliates or, effective upon the Closing, the Company and the amount thereof and of the indemnity payment requested.

       (g)  Seller shall not be liable under this Section 8.6 for
(i) any Tax (other than any current state or local Tax to the extent reflected on the Closing Balance Sheet) the payment of which was made without Seller's prior written consent, which shall not be unreasonably withheld or delayed, (ii) any settlements effected without the consent of Seller, which shall not be unreasonably withheld or delayed, or (iii) any Loss resulting from any claim, suit, action, litigation or proceeding with respect to which Buyer did not satisfy its obligations under Section 8.7 or resulting from any claim, suit, action or proceeding in which Seller was not afforded the opportunity to participate as required by Section 8.7 herein.

       (h) The following sentence shall apply only to the extent that either (i) Seller's net operating loss immediately after giving effect to the transactions contemplated by this Agreement is less than $60,000,000, or (ii) Seller's allowable capital loss immediately after giving effect to the transactions contemplated by this Agreement is less than $20,000,000 or (iii) the look-back method described in Section 460(b)(2) of the Code is applied to a Pre-Closing Tax Period using the principles of the simplified marginal impact method as defined in Section 1.460-6(d) of Proposed Treasury Regulations issued on June 11, 1990. Subject to the foregoing sentence, Seller shall indemnify and hold harmless Buyer and the Company from any interest computed with respect to a long-term contract under the look-back method described in Section 460(b)(2) of the Code which is attributable to a hypothetical increase in gross income from any such contract in a Pre-Closing Tax Period, excluding any such hypothetical increase that is solely attributable to (i) a post-Closing change order or (ii) the aggregation of an agreement entered into after the Closing with an agreement entered into prior to the Closing pursuant to Internal Revenue Service Notice 89-15 or Treasury Regulations Section 1.451-3(e); provided, however, that if Seller's indemnification obligation under this Section 8.6(h) arises solely due to clause
(iii) of the first sentence of this Section 8.6(h), (x) Seller shall indemnify Buyer and the Company for 50 percent of the first $1,000,000 of such interest described above, and any excess over $1,000,000 shall be borne solely by Seller, (y) Buyer and Seller shall each be entitled to 50 percent of any interest computed under the look-back method described in Section 460(b) (2) of the Code with respect to a long-term contract that is not completed on or prior to the Closing Date and which is attributable to a hypothetical decrease in gross income from any such contract in a Pre-Closing Tax Period, provided that Buyer shall be entitled to any interest attributable to any such hypothetical decrease that is solely attributable to (i) a post-Closing change order or (ii) the aggregation of an agreement entered into after the Closing with an agreement entered into prior to the Closing pursuant to Internal Revenue Service Notice 89-15 or Treasury Regulations Section 1.451-3(e), and (z) from and after the time that the look-back method is required to be applied in the manner described in clause
(iii) of the first sentence of this Section 8.6(h), Buyer shall sever all agreements entered into after the Closing from any agreement entered into prior to the Closing to the extent permitted under Internal Revenue Service Notice 89-15 or Treasury Regulations
Section 1.451-3(e).

       8.7 Contests. (a) Each party entitled to an indemnity payment pursuant to the provisions of Section 8.3 or 8.6 herein (a "Tax Indemnified Party") agrees to give written notice to the indemnifying party (the "Tax Indemnitor") of the receipt of any written notice by the Tax Indemnified Party or an Affiliate of such Tax Indemnified Party (including, in the case where the Buyer is the Tax Indemnified Party, the Company) which involves the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought (an "Indemnifiable Tax") within 10 days of such receipt or such earlier time as would allow the Tax Indemnitor to timely respond to such claim, demand, action or proceeding, and the Tax Indemnified Party shall give the Tax Indemnitor such information with respect thereto as the Tax Indemnitor may reasonably request. The Tax Indemnitor may discharge, at any time, its indemnity obligations by paying the Tax Indemnified Party the amount of the applicable loss, calculated on the date of such payment. The Tax Indemnitor may, at its own expense, participate in and, upon notice to the Tax Indemnified Party, assume the defense of any such claim, demand, suit, action or proceeding (including any Tax audit); provided, however, that prior to the Tax Indemnitor assuming control of such defense it shall first confirm to the Tax Indemnified Party in writing that such Indemnifiable Tax is governed by the provisions of either
Section 8.3 or 8.6 hereof, as appropriate; and provided, further, that:

         (i) the Tax Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne by the Tax Indemnified Party (except that the reasonable fees and expenses of such separate counsel incurred prior to the date the Tax Indemnitor assumes control of such defense shall be borne by the Tax Indemnitor);

        (ii) if the Tax Indemnitor shall control the defense of any such claim, the Tax Indemnitor shall obtain the prior written consent of the Tax Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if the resolution or settlement relating to such claim could have the effect of increasing the Tax liability or reducing any Tax Asset of the Tax Indemnified Party;

       (iii) in the event Seller is the Tax Indemnitor and the claim is one for which the Tax Basket is applicable, the Tax Indemnitor shall not be entitled to assume control of the defense of the claim unless the claim is reasonably likely to exceed the Tax Basket by an amount such that the Tax Indemnitor will be reasonably likely to bear the majority of the cost of the claim (provided that, if Seller shall not be entitled to assume control of such defense, the Tax Indemnified Party shall not settle the claim without the consent of the Seller, which shall not be unreasonably withheld or delayed); and

        (iv) whether or not the Tax Indemnitor chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

       8.8 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VIII other than
Section 8.2 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).


                            ARTICLE 9

                      CONDITIONS TO CLOSING

       9.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

       (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

       (ii) The United States Government shall have completed its national security review under the Exon-Florio Provision and shall have concluded that no Presidential action to suspend or prohibit the transaction contemplated hereby is warranted.

       (iii) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

       (iv) All actions by or in respect of or filings with any governmental body, agency or official required in accordance with Sections 3.3 and 4.3 and all consents or other actions of other Persons required in accordance with Sections 3.4 and 4.4 shall have been taken, made or obtained.

       9.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions: (A) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (B) the representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, and (C) Buyer shall have received a certificate signed by the chief executive officer or the chief financial officer and the general counsel of Seller to the foregoing effect and (D) Buyer shall have obtained, at its own expense, ALTA owner's title insurance with respect to the Company's real property in the amount of $18,131,000 for the Huntington/Greenlawn Suffolk County, New York property (the "NY Property") and $1 million for the Town of Braintree/City of Quincy, Norfolk County, Massachusetts property (the "MA Property"), and subject only, in the case of the NY Property to those matters referred to in item 1(a) and items 2 through 16, of Schedule B of the Specimen Policy of Owner's Title Insurance issued by First American Title Insurance Company of New York, bearing Title No. 135-NYNY-173365SX, and faxed to the parties by the title company on May 14, 1996; and in the case of the MA Property, those matters referred to in items 1 and 2 (to the extent not voluntarily created on and after May 14, 1996 by Seller or the Company), and items 3 through 9, of Schedule B to the Specimen Policy of Owner's Title Insurance issued by First American Title Insurance Company, bearing Title No 135-MA-17335 and faxed to the parties by the title company on May 14, 1996.

       9.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions: (A) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (B) the representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, and (C) Seller shall have received a certificate signed by the Vice President of Buyer to the foregoing effect.


                           ARTICLE 10

                    SURVIVAL; INDEMNIFICATION

       10.1 Survival. Notwithstanding anything to the contrary but subject to Section 8.8, the covenants and agreements contained in this Agreement and the representations and warranties contained in Sections 3.5, 3.6. 3.7, 3.16 and 3.18 shall survive the Closing and (i) in the case of the representations and warranties contained in Section 3.7, shall terminate one year following the Closing Date, (ii) in the case of the representations and warranties contained in Sections 3.5, 3.6, 3.16 and 3.18, shall survive without limitation, (iii) in the case of the covenants and agreements contained in this Agreement other than in this Article 10, such covenants and agreements requiring performance prior to the Closing shall survive for one year from the Closing Date (except those covenants and agreements contained in Section 5.6, 5.8, 5.10, 5.11, 5.13, 5.15 and 7.5, which shall survive without limitation) and such covenants and agreements requiring performance after the Closing shall survive for one year after the period specified therein, or if no period is specified, indefinitely. The other representations and warranties contained in this Agreement shall not survive the Closing, except to the extent of any Intentional Misrepresentation with respect to any representation or warranty of Seller contained in Article 3 of this Agreement (other than those contained in Sections 3.5, 3.6. 3.7, 3.16 and 3.18 of this Agreement).

       10.2 Indemnification. (a) Seller shall indemnify Buyer, its Affiliates (including after the Closing the Company and its Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the "Buyer Indemnified Parties") against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Article 8 or relating to environmental matters, for which indemnification provisions are set forth in Section 10.3 or in clause (ii) below) arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of Seller contained in Sections 3.5,
3.6. 3.7, 3.16 and 3.18 of this Agreement for so long as such representation or warranty survives the Closing, (ii) any Intentional Misrepresentation with respect to any representation or warranty of Seller contained in Article 3 of this Agreement (other than in Sections 3.5, 3.6. 3.7, 3.16 and 3.18), (iii) any breach of any covenant or agreement of Seller contained in this Agreement for so long as such covenant or agreement survives and (iv) the Retained Liabilities; provided, however, that with respect to the representations and warranties contained in Section 3.7, the Seller shall not have any liability under clause (i) above except to the extent that the aggregate of all losses, liabilities, claims, damages and expenses relating thereto for which Seller would, but for this proviso, be liable exceeds a deductible on a cumulative basis of $2,000,000 and Seller's liability under clause (i) above insofar as it relates to the representations and warranties contained in Section 3.7 shall in no event exceed $50,000,000; provided, further, however, that Seller shall not have any liability under clause (i) or (ii) above for any breach of any representation or warranty of Seller so long as (x) prior to the time of Closing Seller shall have provided written notice to Buyer of such breach and (y) any condition to the obligation of Buyer set forth in Sections 9.1 or 9.2 shall not have been satisfied but for the waiver thereof by the Buyer and Seller shall have acknowledged in writing that such condition has not been satisfied.

       (b) Losses Net of Insurance, etc. The amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this Section 10.2, under Section 10.3 and under
Article 8 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies (except captive reinsurance or other such retention arrangements of such party) with respect to such loss, liability, claim, damage, expense or Tax (collectively, a "Loss") and shall be (i) to the extent not treated as an adjustment to the Purchase Price as provided below, increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit (other than any Tax benefit addressed in Section 8.6(b)) realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

       (c) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto (x) if pursuant to
Section 10.2(a)(i) or (iii), shall terminate if and when the applicable representation, warranty, covenant or agreement terminates pursuant to Section 10.1 and (y) if pursuant to the other clauses of Section 10.2(a), shall not terminate; provided, however, that, as to Section 10.2(a)(i) and (iii), such obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Seller.

       (d) Notwithstanding anything herein to the contrary, after the Closing and with respect to those matters that an indemnified person proposes form the basis for indemnification pursuant to
Section 10.2 (a):

       (i) Such indemnified person shall agree to give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Seller shall have been actually prejudiced as a result of such failure. Seller shall have the exclusive option to assume and control the defense of any such suit, action or proceeding at its own expense if Seller acknowledges its obligation to defend and to indemnify the indemnified party therefor. If the Seller assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense. The Seller shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the Seller has failed to assume the defense hereof to the extent covered by Seller's indemnification obligation. Seller shall not be liable under
Section 10.2 for any resolution or settlement effected without its consent (which shall not be unreasonably withheld) of any such claim, litigation or proceeding. If the Seller shall have assumed the defense of a claim, the indemnified party shall agree to any settlement, compromise or discharge of such claim which the Seller may recommend and which by its terms obligates the Seller to pay the full amount of the liability in connection with such claim, and which would not otherwise adversely affect the indemnified party.

       The indemnification required by Section 10.2(a) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

       (ii) Buyer shall, and shall cause the Company to, cooperate fully with the Seller in all reasonable respects. Buyer shall not, and shall use best efforts to cause the Company not to, initiate, encourage, or aid any action by any third party which could reasonably be expected to lead to a claim by such third party, provided that if required to do so pursuant to any applicable law, Buyer shall promptly notify Seller of such requirement and the content and timing of any proposed disclosure and shall consider, in good faith, changes to such disclosure proposed by Seller.

       (e)   After the Closing, Article 8, Section 10.2 and Section
10.3 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.3, 2.4, 5.5, 5.13, 6.1, 6.2, 6.3, 6.4, 7.4,
7.5, 12.3 and 12.8) or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, the Buyer hereby waives, releases and discharges, and shall cause its Affiliates (including, after the Closing, the Company and its Subsidiaries) to waive, release and discharge, Seller and its Affiliates from any and all suits, actions, causes of action, rights for contribution and claims of whatever kind, known or unknown, now existing or hereafter arising, including without limitation any action under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Sec. 9601 et seq., as it may be amended from time to time, or any state equivalent, that the releasing entity may have, by statute or otherwise, at any time against Seller and its Affiliates to the extent that such released claims arise under or relate to environmental laws as they may exist at any time.

       (f) Buyer shall use reasonable efforts (not involving the expenditure of material amounts of money) to obtain reimbursement under applicable insurance policies of the Company (excluding policies issued after the Closing) which were in effect for periods prior to the Closing to the extent applicable to any loss, liability, claim, damage or expense subject to indemnification under this Article.

       10.3 Environmental Indemnification. Other than to the extent covered by Section 5.13(b) or, insofar as it relates to
Section 3.17, clause (ii) of Section 10.2(a) and other than Sections 10.2(b), 10.2(e) and 10.2(f) which shall apply to this
Section 10.3, Seller's indemnification obligations with respect to environmental matters shall be governed exclusively by this Section.

       (a) Subject to the terms and conditions set forth in subparagraph (b) hereof, with respect to any matters arising under or related to liabilities under any Environmental Law, Seller will indemnify the Buyer Indemnified Parties for all losses, liabilities, claims, damages or expenses which, for purposes of this Section, shall include administrative oversight costs, reasonable legal fees and expenses, natural resource damages and consultants fees (hereinafter collectively referred to as "Environmental Damages") incurred by the Buyer Indemnified Parties arising from or relating to:

       (i) any fact, condition or circumstance existing prior to the Closing Date at any property or facility which is not as of the Closing Date but was at any time prior to the Closing Date owned, leased or operated by the Company, or any predecessor, subsidiary or division thereof;

       (ii) any matter disclosed in Section 3.17(a) of the Disclosure Schedule (but excluding any matter disclosed in Section 3.13(a) of the Disclosure Schedule and any disclosure relating to the Riverhead facility, which shall be governed by
  Section 5.13(b)) to the extent such matter arose or existed on or prior to the Closing Date and the Aprea and Racanelli lawsuits described in Section 3.12 of the Disclosure Schedule;

       (iii) any disposal of hazardous wastes, hazardous substances or other hazardous materials at any time prior to Closing at any location not owned, operated or leased by the Company (excluding any adjacent or nearby property onto which any such hazardous wastes, hazardous substances or hazardous materials generated at any property owned, operated or leased by the Company have migrated, which shall instead be governed by the terms of clause (iv) of this clause (a), if otherwise applicable); provided, however that Seller's obligations to indemnify the Buyer Indemnified Parties for Environmental Damages under this subparagraph (iii) shall be limited to any matters as to which Buyer has made a claim under Article 10 within eight years after the Closing; and

       (iv) any fact, condition or circumstance existing prior to the Closing at any property or facility owned, leased or operated by the Company as of the Closing that requires remediation under Environmental Laws as in effect as of the Closing Date or that otherwise constitutes a violation of Environmental Laws as in effect as of the Closing Date, provided, however, that Seller's obligations for Environmental Damages under this subparagraph (iv) shall be limited to any matters as to which Buyer has made a claim under Article 10 within five years after the Closing.

       Buyer shall give prompt notice to Seller of the assertion of any written claim, the commencement of any suit, action or proceeding, or the existence of any condition or circumstance relating to matters which could form the basis for indemnification under this Section 10.3; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Seller shall have been actually prejudiced as a result of such failure.

       (b) Seller's obligation to indemnify the Buyer Indemnified Parties for Environmental Damages is subject to the following conditions:

       (i) Seller shall have, at its option, exclusive control over any matter as to which Seller is potentially obligated to indemnify the Buyer Indemnified Parties including, without limitation, (A) the right to control the resolution of any claim or the defense of any action, suit or proceeding (except for third party claims which are not reasonably expected to involve any on-site investigation, remediation or clean-up, which shall be governed by the terms of Section 10.2(d) above) and (B) after reasonable consultation with Buyer, the exclusive right to control any negotiations with any governmental entities, to prepare and implement remedial action plans, to conduct any investigation, monitoring or remediation and to take any other action reasonably calculated to address any requirements imposed by a governmental entity or by an Environmental Law and/or to lead to the issuance of a no further action letter (or the substantial equivalent thereof) with respect to environmental conditions on the property or facility;

       (ii) Seller's obligation to indemnify the Buyer Indemnified Parties for Environmental Damages shall terminate when the results of any clean-up, remediation or investigation at the affected property meets, at Seller's option, either (A) all requirements of the governmental entity with authority over such clean-up, remediation or investigation or (B) all requirements of Environmental Law in effect at the time of the Closing (or, at Seller's option, as in effect on the date the clean-up, remediation or investigation is concluded), in any event based on the nature of the use of the property as of the Closing provided that, notwithstanding anything herein to the contrary, with respect to the matters referred to in Section 3.17(a) of the Disclosure Schedule relating to the Greenlawn, New York facility (and excluding any matters described in Section 3.13 and 3.17(c) of the Disclosure Schedule relating to such facility), in the event that the Greenlawn site is delisted or deleted from the New York Registry of Inactive Hazardous Waste Disposal Sites, the Seller shall have no further indemnification obligations in connection with such matters and provided further that if the Greenlawn site is not so delisted or deleted, Seller's indemnification obligations in connection with any such matter shall terminate when (A) the results of any cleanup, remediation or investigation undertaken by Seller in connection with any such matter meets all requirements of the governmental entity with authority over such matter in (x) the judgment of such governmental entity or (y) the reasonable judgment of an environmental consultant (which shall not be the consultant retained by Seller to perform any such clean-up, remediation or investigation) selected by Seller, subject to Buyer's approval, which shall not be unreasonably withheld or delayed (the "Consultant") or (B) in the reasonable judgment of the Consultant, there is no data indicating that further remediation in connection with such matter is necessary (based on a review of filings or results of testing submitted by or on behalf of Seller or the Company or its Subsidiaries to the appropriate governmental entities in connection with such matter and responses made and letters or other documentation issued by such governmental entities), in each case taking into account the nature of the use of the property as of the Closing;

       (iii) Buyer agrees that it will, and will cause its Affiliates (including, after the Closing, the Company and its Subsidiaries) to, provide reasonable access to the affected premises to permit Seller to fulfill its obligations under this Agreement; provided that Seller agrees to use reasonable efforts to avoid any unreasonable interference with the normal business operations of the Company. Such access shall include reasonable use of utilities and other on-site facilities, at Seller's expense and in compliance with all requirements of Environmental Law;

       (iv) Buyer agrees that it will not, and will cause its Affiliates (including, after the Closing, the Company and its Subsidiaries) not to, (A) undertake or permit any voluntary action (not including property maintenance, building expansion or construction undertaken in the ordinary course of business) at any property or facility currently owned or operated by the Company that could reasonably be expected to lead to liability under Environmental Law or could reasonably be expected to lead to further requirements under Environmental Law to investigate or remediate conditions at the property or facility, and (B) actively seek the involvement of any governmental entity in connection with any fact, circumstance or condition that could constitute or lead to the discovery of indemnifiable Environmental Damages, unless, in either case, it is required to do so by law, in which case Buyer agrees to notify Seller of such requirement and the content and timing of the anticipated contact in advance and shall reasonably consider any changes to such contact proposed by Seller; and

       (v)  Seller's indemnification obligations under clauses
  (i), (ii) and (iv) of Section 10.3(a) above are expressly conditioned upon any subsequent owner, tenant or occupant of any facility or property (and their respective Affiliates) owned, operated or leased by the Company on or after the Closing and any subsequent owner of the Company (and its Affiliates) complying with the provisions set forth in this Section 10.3(b).


                           ARTICLE 11

                           TERMINATION

       11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

       (i)     by mutual written agreement of Seller and Buyer;

       (ii) by either Seller or Buyer if the Closing shall not have been consummated on or before October 31, 1996;

       (iii) by either Seller or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final judgement, injunction, order or decree of any court or governmental body having competent jurisdiction; or

       (iv) by Seller if the condition set forth in Section 9.1(ii) has not been satisfied or waived within 45 days of acceptance of the initial filing pursuant to 31 CFR 800.404 of Exon-Florio notification; provided that if Seller gives notice of termination pursuant to this clause (iv), the termination shall not become effective if prior to the expiration of 2 business days after receipt of such notice, the condition has been waived by Buyer or satisfied, and provided further that if either party is notified pursuant to 31 CFR 800.403 that there exists a deficiency in such filing attributable to information to be provided by the Company, the 45 day period shall be tolled until the date that the Company shall have provided the requisite information.

       The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

       11.2 Effect of Termination. If this Agreement is terminated as permitted by Section 11.1, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant contained herein or knowing breach as of the date hereof by any party of any representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. The provision of Section 12.3 shall survive any termination hereof pursuant to Section 11.1.


                           ARTICLE 12

                          MISCELLANEOUS

       12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing
(including facsimile transmission) and shall be given,

  if to Buyer, to:

       GEC-Marconi Electronic Systems Corporation
       164 Totowa Road
       P.O. Box 975
       Wayne, NJ  07474-0975
       Attention:  General Counsel
       Fax: (201) 633-6431

       with a copy to:

            Cravath, Swaine & Moore
            825 Eighth Avenue
            New York, NY  10019-7475
            Attention:  Melvin L. Bedrick, Esq.
            Fax:  (212) 765-0993

  if to Seller, to:

       ESCO Electronics Corporation
       8888 Ladue Road, Suite 200
       St. Louis, Missouri 63124
       Attention:  General Counsel
       Fax:  (314) 213-7215


       with a copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York  10017
               Attention:  C. Mayer, Esq.
               Fax:  (212) 450-4800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          12.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          12.3 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          12.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its wholly owned subsidiaries or its other Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

          12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

          12.6 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          12.7 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          12.8 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party by U.S. registered mail to such party's address set forth above and shall be deemed effective service of process on such party.

          12.9 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. This Section 12.9 shall apply to Section 5.5 only as a whole and not to any subpart thereof, to which subparts Section 5.5(b) shall instead apply.

          12.10 Disclosure Schedule. Unless otherwise noted, each reference in this Agreement to the Disclosure Schedule shall be deemed to be a reference to the section of such schedule numbered correspondingly to the section of this Agreement in which such reference is contained.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


          GEC-MARCONI ELECTRONIC SYSTEMS CORPORATION


          By:  /s/    John A. Currier
               Title: Vice President, General Counsel
                      and Secretary


          ESCO ELECTRONICS CORPORATION


          By:  /s/    Walter Stark
               Title: Sr. Vice President, Secretary
                      and General Counsel


                ________________________________


          Hazeltine Corporation hereby
          agrees to make the payment
          provided for in Section 2.4
          of the above agreement

          HAZELTINE CORPORATION



          By:       /s/     Walter Stark
               Title:  Assistant Secretary